Press Release

Source: EnvironmentStocks.com; International Barrier Technology, Inc.

Green Building Support From the Insurance Industry

Aims to Reduce Environmental Risks From Global Warming

Wednesday October 25, 9:00 am ET

EnvironmentStocks.com Reviews Efforts to Improve Safety

of Coastal, Flood and Fire-Prone Areas by Minimizing Risks of Climate Change

POINT ROBERTS, WA and DELTA, BC--(MARKET WIRE)--Oct 25, 2006 -- www.EnvironmentStocks.com (ES), an investor and industry news portal for the cleantech sector, provides insight into the growing support for 'green' technology by the insurance arena. Insurers are showing new strategic directions as they focus on reducing the risks associated with climate change in hopes of minimizing the occurrence and impact of natural disasters such as fires, floods, hurricanes, etc. By reducing harmful greenhouse emissions, thus minimizing global warming, insurers are hoping to minimize losses, but also establish new revenue channels. The green building arena and its participants, such as environmentally friendly fire-resistant building materials manufacturer International Barrier Technology, Inc. (OTC BB:IBTGF.OB - News) (TSX VENTURE:IBH.V - News), are looking to benefit from the additional support of this sector, which is considered to be a driving factor toward future market growth.

Climate change poses significant risks across the United States, the consequences of which are often felt in coastal, flood-prone and fire-prone areas, through escalating degrees of natural disasters. According to a report from CERES, a coalition of investment funds, environmental organizations and other public interest groups, 2005 realized near $80 billion worldwide in insured weather-related catastrophe losses.

Historically, the insurance industry has been pivotal in reducing the risks and improving standards in fire and auto safety, as well as earthquakes, making their work to minimize the threats associated with global warming a logical and productive extension of their loss prevention efforts. In addition, while climate change poses challenges and potential threats, significant business opportunities have also been created. One area in particular that will benefit from the support from the insurance arena is the green building sector. Green building techniques represent major steps toward reducing the harmful impacts on the environment caused by traditional energy generation and building operations, and insurance providers are beginning to reward businesses that incorporate these techniques. This in turn bodes well for the technology providers who are already seeing considerable growth in the number of builders incorporating green building practices and products into their projects.

Fireman's Fund Insurance recently announced new coverage aimed at promoting green building with the introduction of Certified Green Building Replacement and Green Upgrade products. While conventional policies cover building restoration to its original condition, Fireman's Fund is now providing products that will enable commercial property owners and managers to rebuild and replace using green alternatives.

By working closely with the U.S. Green Building Council's LEED program and the Green Building Initiative's Green Globes program, Fireman's Fund Insurance hopes to align their coverage with these key certification processes.

One of the consequences associated with climate change is the growing incidence of fires resulting from warmer weather and ensuing droughts.

International Barrier Technology (OTC BB:IBTGF.OB - News) (TSX VENTURE:IBH.V - News), a developer of environmentally friendly fire-resistant building materials, has seen first-hand the increased focus on fire protection, but also the growth within the building industry for environmentally safe products. Having the insurance industry providing further support for green building products will no doubt boost demand as the insurers put their climate strategies to work.

"Historically, building practices have been dictated primarily by Model Building Codes, such as the International Building Code (IBC), which is administered all over the U.S. by the International Code Council," reports Dr. Michael Huddy, President of International Barrier Technology. "Recently, however, insurance companies have taken on a more active role in specifying building practices that may be even more stringent and demanding than that referenced in building codes, especially in areas that are prone to natural disaster such as hurricanes or wildfires. While this has been done primarily to help insurance companies minimize their risk when they offer policies in areas that are prone to greater loss of property and life, it may also help direct the building industry in ways that in the long run will help mitigate further climatic change."

Insurance giant American International Group, Inc. (AIG) has also proclaimed its focus on reducing the impacts of global warming, but identifies climate change mitigation as a strategy for generating additional revenue rather than merely a loss reduction technique. Through its various divisions, AIG plans on investing in projects and technologies that contribute to the reduction of greenhouse gas emissions, which are considered to be the major cause of global warming.

As the benefits of clean energy and environmentally friendly products and technology continue to represent viable solutions for reducing damage to the environment, it has also become a loss prevention and revenue-producing strategy for insurers and businesses. With natural disasters continuing to pose serious threats financially and physically, it is anticipated that the support from insurers for reducing harmful emissions will grow even further.

EnvironmentStocks.com and RenewableEnergyStocks.com(TM), investor and industry news portals within the InvestorIdeas.com content umbrella, do not make recommendations, but offer unique free information portals to research news, exclusive articles and columns, audio interviews, blogs and investor conferences for the environmental and clean energy sector.

Visit our growing list of participating public companies in the environmental sector: www.environmentstocks.com/Enviro_Stocks/Stock_List.asp and the renewable energy industry:

www.renewableenergystocks.com/Companies/RenewableEnergy/Stock_List.asp.

Featured Clean Tech Sponsors: (The ES portal is compensated by Barrier as disclosed in disclaimer below)

International Barrier Technology, Inc. (OTC BB:IBTGF.OB - News) (TSX VENTURE:IBH.V - News)

For More Info: www.environmentstocks.com/Companies/IntlBarrier/Default.asp or www.intlbarrier.com.

InvestorIdeas.com Disclaimer:

www.InvestorIdeas.com/About/Disclaimer.asp. Our sites do not make recommendations, but offer information portals to research news, articles, stock lists and recent research. Nothing on our sites should be construed as an offer or solicitation to buy or sell products or securities. We attempt to research thoroughly, but we offer no guarantees as to the accuracy of information presented. All Information relating to featured companies is sourced from public documents and/or the company and is not the opinion of our web sites. These sites are currently compensated by its "featured companies." International Barrier Technology, Inc. (OTC BB:IBTGF.OB - News): Three thousand per month and 100,000 options.

Contact:

     For more information contact:

     Dawn Van Zant

     800.665.0411

     Email: Email Contact

     Ann-Marie Fleming

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     Web Site: http://www.EnvironmentStocks.com

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